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                       ANCHOR NATIONAL LIFE INSURANCE COMPANY

                                    ENDORSEMENT


This endorsement forms a part of the Certificate to which it is attached.


The following provisions are modified to read as follows:

     1. THE DOLLAR COST AVERAGING (DCA) OR AUTOMATIC DOLLAR COST AVERAGING PROGRAM (DCA) DEFINITION IN THE CERTIFICATE IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

          You may authorize the automatic transfer of amounts, at the interval selected by You, from the DCA Fixed Account Option(s) to any Subaccount(s). All amounts allocated to a DCA Fixed Account Option will be transferred out within the specified DCA Fixed Account period. You may also authorize the automatic transfer of amounts at regular intervals and specified amounts or percentages from the 1-Year Fixed Account Option or any of the Subaccounts to any other Subaccount(s) (other than the source account). The unit values credited and applied to Your Certificate are determined on the dates of transfer(s). You may terminate the DCA program at any time. However, upon termination or annuitization, any amounts remaining in the DCA Fixed Account Options will be transferred to the 1-Year Fixed Account Option. We reserve the right to change the terms and conditions of the DCA program at any time.

     2. THE LAST PARAGRAPH UNDER THE PROVISION ENTITLED FIXED ACCOUNT GUARANTEE PERIOD OPTIONS AND INTEREST CREDITING IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

          If You are participating in the DCA program, Purchase Payments may be allocated to a DCA Fixed Account Option or the 1-Year Fixed Account Option. Upon termination of the DCA program, any amounts remaining in the DCA Fixed Account Options will be automatically transferred to the 1-Year Fixed Account Option. Such amounts will earn interest at the Renewal Interest Rate for the 1-Year Fixed Account Option.

     3. THE LAST PARAGRAPH UNDER THE PROVISION ENTITLED MARKET VALUE ADJUSTMENT (MVA) ITEM (5) IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING SENTENCE:

          (5) on amounts withdrawn from the DCA Fixed Account Options or the 1-Year Fixed Account Option.

     4. UNDER THE PROVISION ENTITLED TRANSFER OF ACCUMULATION UNITS TO AND FROM THE FIXED ACCOUNT, THE FIRST PARAGRAPH IS MODIFIED TO READ:

          Prior to the Annuity Date, You may transfer all or any part of Your Certificate Value from the Subaccount(s) to any Fixed Account Option(s) other than the DCA Fixed Account Options or from the Fixed Account Option(s) to the Subaccount(s) of the Certificate.

ANE-6096C (12/97)                          1

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All other terms and conditions of the Certificate remain unchanged. Signed for the Company at Los Angeles, California, to be effective as of the Certificate Date.







             /s/ Susan L Harris                 /s/ Eli Broad
            --------------------               -----------------
               Susan L. Harris                     Eli Broad
                 Secretary                         President















ANE-6096C (12/97)                      2